Exhibit 10.02

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, N.A. 550 South Tryon Street Charlotte, NC 28202	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179
THE BANK OF NOVA SCOTIA 40 King Street West, 62nd Floor Toronto, Ontario, Canada M5W 2X6	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, NY 10020	TRUIST SECURITIES, INC. TRUIST BANK 3333 Peachtree Rd. 10th Floor, South Tower Atlanta, GA 30326
MUFG BANK, LTD. 1221 Avenue of the Americas New York, New York 10020	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, NY 10019	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square New York, New York 10036
FIFTH THIRD BANK, NATIONAL ASSOCIATION 201 N. Tryon Street, 17th Floor Charlotte, NC 28202	CITIZENS BANK, N.A. 28 State Street Boston, Massachusetts 02109	HSBC BANK USA, NATIONAL ASSOCIATION 452 Fifth Avenue New York, NY 10018
SANTANDER BANK, N.A. 75 State Street Boston, MA 02019	SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 300 Fifth Avenue The Tower at PNC Plaza Pittsburgh, Pennsylvania 15222
CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue, 23rd Floor New York, New York 10171		THE HUNTINGTON NATIONAL BANK 41 South High Street Columbus, Ohio 43287

September 1, 2021

NortonLifeLock Inc. (the “Borrower”, the “Company” or “you”)

60 E. Rio Salado Parkway, Suite 1000

Tempe, Arizona 85281

Attention: Sameer Sood

Project Amber

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Wells Fargo Bank, N.A. (“Wells Fargo Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), The Bank of Nova Scotia (“Scotiabank”), Mizuho Bank, Ltd. (“Mizuho”), Truist Bank (“Truist Bank”), Truist Securities, Inc. (“Truist Securities” and, together with Truist Bank, “Truist”), MUFG Bank, Ltd. (together with MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein “MUFG”), BNP Paribas (“BNPP”), BNP Paribas Securities Corp. (“BNPS” and, together with BNPP, “BNP”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM” and together with BMO, “BMO”), Fifth Third Bank, National Association (“Fifth Third”), Citizens Bank, N.A. (“Citizens”), HSBC Bank USA, National Association (“HSBC”), Santander Bank, N.A. (“Santander”), Sumitomo Mitsui Banking Corporation (“SMBC”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNCCM” and, together with PNC Bank, “PNC”) Capital One, National Association (“Capital One”), and The Huntington National Bank, (“Huntington” and, together with Bank of America, BofA Securities, Wells Fargo Bank, Wells Fargo Securities, JPMorgan, Scotiabank, Mizuho, Truist, MUFG, BNP, BMO, Fifth Third, Citizens, HSBC, Santander, SMBC, PNC and Capital One, “we”, “us” or the “Commitment Parties”)that you intend to acquire, directly or indirectly (including through a newly created entity (“Bidco”)), up to 100% of the issued share capital (the “Target Shares”) in an entity previously identified to us by you as “Amber” (“Amber) pursuant to a Scheme or Offer and, if applicable, a Squeeze-Out (in each case, as defined in the Term Sheet) or any other acquisition of shares in Amber (collectively, the “Acquisition”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description and the Term Sheet, the form of interim facilities agreement attached hereto as Exhibit C (the “Agreed Form IFA”), collectively, the “Commitment Letter” and together with the Fee Letter (as defined below), the “Commitment Documents”). This Commitment Letter amends, restates and supersedes as of the date hereof the Commitment Letter, dated as of August 10, 2021 (the “Original Commitment Letter”), among Bank of America, BofA Securities, Wells Fargo Securities, Wells Fargo Bank and you; provided that, notwithstanding anything to the contrary herein, Bank of America, BofA Securities, Wells Fargo Securities and Wells Fargo Bank shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect from the date of the Original Commitment Letter. As used herein or in the Fee Letter, “Original Commitment Parties” means Bank of America, BofA Securities, Wells Fargo Bank and Wells Fargo Securities, collectively.

1.          Commitments.

In connection with the Transactions, (a) each of Bank of America, Wells Fargo Bank, Scotiabank, Mizuho, Truist Bank, MUFG, BNPP, BMO, Fifth Third, HSBC, Santander, SMBC, PNC Bank, and Capital One, (in such capacity, each an “Initial TLB Lender” and, collectively, the “Initial TLB Lenders”) is pleased to advise you of its, several but not joint, commitment to provide the percentage set forth opposite its name on Schedule I hereto under the heading “Initial TLB Commitment” of the entire aggregate principal amount of the TLB Facility (and hereby commits to provide the corresponding proportion of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the amended and restated fee letter dated the date hereof by and among us and you, (the “Fee Letter”) (which Fee Letter amends and restates, as of the date hereof, the Fee Letter, dated as of August 10, 2021 (the “Original Fee Letter”), among Bank of America, BofA Securities, Wells Fargo Securities, Wells Fargo Bank and you)), (b) each of Bank of America, Wells Fargo Bank, JPMorgan, Scotiabank, Mizuho, Truist Bank, MUFG, BNPP, BMO, Fifth Third, Citizens, HSBC, Santander, SMBC, PNC Bank, Capital One, and Huntington (in such capacity, each an “Initial TLA Lender” and, collectively, the “Initial TLA Lenders”) is pleased to advise you of its, several but not joint, commitment to provide the percentages set forth opposite its name on Schedule I hereto under the headings “Initial TLA Commitment” and “Initial Cash Bridge Commitment” of the entire aggregate principal amount of the 5-Year TLA and TLA Cash Bridge, respectively (and hereby commits to provide the corresponding proportion of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter) and (c) each of Bank of America, Wells Fargo Bank, JPMorgan, Scotiabank, Mizuho, Truist Bank, MUFG, BNPP, BMO, Fifth Third, Citizens, HSBC, Santander, SMBC, PNC Bank, Capital One, and Huntington (in such capacity, each an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders” and, together with the Initial TLB Lenders and the Initial TLA Lenders, the “Initial Lenders) is pleased to advise you of its, several but not joint, commitment to provide the percentage set forth opposite its name on Schedule I hereto under the heading “Initial Revolving Commitment” of the entire aggregate principal amount of the Revolving Facility, in each case on the terms set forth herein and subject only to the satisfaction or waiver of the Limited Conditionality Provisions (as defined below). If the Borrower elects to affect an Existing Credit Agreement Amendment (as defined in Exhibit A), the commitments in respect of the Term Loan A Facility and Revolving Facility shall be reduced and the terms applicable to the Outstanding TLA Loans (as defined in Exhibit A) shall be modified, in each case, as further set forth in clause (d) of Exhibit A.

2	[Commitment Letter]

In connection with the Transactions, each of the Commitment Parties is also pleased to confirm that, prior to the date of this Commitment Letter, it has executed and delivered to the Borrower an amended and restated interim facilities agreement (the “Interim Facilities Agreement”), in respect of (a) its, several but not joint, commitment to provide the percentage set forth opposite its name on Schedule II hereto under the heading “Interim TLB Commitment” of the entire aggregate principal amount of the $3,600 million interim term loan B facility (the “Interim TLB Facility”; any commitments thereunder, the "Interim TLB Commitments"), (b) its, several but not joint, commitment to provide the percentages set forth opposite its name on Schedule II hereto under the headings “Interim TLA Commitment” and “Interim Cash Bridge Commitment” of the entire aggregate principal amount of the $3,500 million interim term loan A facility and the $750 million interim cash bridge facility, respectively (collectively, the "Interim TLA Facilities"; any commitments under the Interim TLA Facilities, the "Interim TLA Commitments") and (c) its, several but not joint, commitment to provide the percentage set forth opposite its name on Schedule II hereto under the heading “Interim Revolving Commitment” of the entire aggregate principal amount of the $1,500 million interim revolving facility (the "Interim Revolving Facility" and, together with the Interim TLB Facility and the Interim TLA Facilities, the “Interim Facilities”; any commitments under the Interim Revolving Facility, the "Interim Revolving Commitments"), in substantially the form of the Agreed Form IFA. The obligations under the Interim Facilities Agreement shall be separately enforceable in accordance with its terms. The provisions of this Commitment Letter will also remain in full force and effect notwithstanding the entry into the Interim Facilities Agreement and the advance of funds thereunder, unless this Commitment Letter has been terminated in accordance with its terms.

It is however acknowledged and agreed by the parties to this Commitment Letter that it is their intention that (a) the commitments to provide the Interim Facilities are not duplicative of the commitments to provide the Facilities (as defined in Exhibit A) and (b) if the Interim Facilities are made available to you pursuant to the Interim Facilities Agreement, the Interim Facilities will, on or before the Final Repayment Date (as defined in the Interim Facilities Agreement), be repaid/replaced in full by the Loans (as defined in Exhibit B) made under the Facilities Documentation (as defined in Exhibit B).

2.          Titles and Roles.

It is agreed that (a) each of (i) BofA Securities and Wells Fargo Securities will act as a global coordinator, lead arranger and bookrunner for the TLB Facility, (ii) Scotiabank, Mizuho, Truist Securities and MUFG will act as a lead arranger and bookrunner for the TLB Facility and (iii) BNPS and BMOCM will act as a lead arranger for the TLB Facility (in such capacity, each a “TLB Arranger” and, collectively, the “TLB Arrangers”), (b) each of (i) BofA Securities and Wells Fargo Securities will act as a global coordinator, lead arranger and bookrunner for the TLA Facilities, (ii) JPMorgan, Scotiabank, Mizuho, Truist Securities and MUFG will act as a lead arranger and bookrunner for the TLA Facilities and (iii) BNPS and BMOCM will act as a lead arranger for the TLA Facilities (in such capacity, each a “TLA Arranger” and, collectively, the “TLA Arrangers” and, together with the TLB Arrangers and the other lead arranger(s) appointed below, if any, collectively, the “Arrangers”), and (c) Bank of America will act as sole administrative agent and sole collateral agent for the Facilities (in such capacity, the “Administrative Agent”). It is further agreed that (x)(a) BofA Securities shall appear on the “left” of all marketing and other materials in connection with the TLB Facility and will have the rights and responsibilities customarily associated with such name placement and (b) Wells Fargo Securities shall appear to the immediate “right” of BofA Securities for all marketing and other materials in connection with the TLB Facility and will have the rights and responsibilities customarily associated with such name placement, (y)(a) BofA Securities shall appear on the “left” of all marketing and other materials in connection with the TLA Facilities and will have the rights and responsibilities customarily associated with such name placement and (b) Wells Fargo Securities shall appear to the immediate “right” of BofA Securities for all marketing and other materials in connection with the TLA Facilities and will have the rights and responsibilities customarily associated with such name placement and (z) the other Arrangers will be listed in the order determined by you in any marketing and other materials.

3	[Commitment Letter]

Bank of America also confirms that it or one of its affiliates has agreed to act as Interim Facility Agent, Interim Security Agent and Issuing Bank (each as defined in the Interim Facilities Agreement) and, prior to the date of this Commitment Letter, has executed and delivered to the Borrower, the Interim Facilities Agreement (and all applicable Interm Finance Documents (as defined in the Interim Facilities Agreement)) in such capacities. For the avoidance of doubt, Bank of America confirms that its commitments under this letter are not conditional upon being so appointed as Interim Facility Agent, Interim Security Agent and/or Issuing Bank.

3.          Syndication.

We reserve the right, following the date of the Original Commitment Letter (the “Syndication Start Date”), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (such acceptance not to be unreasonably withheld or delayed) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the Facilities after the Closing Date in accordance with, and as permitted by, the provisions contained in Exhibit B); provided that (a) we agree not to syndicate, participate or otherwise assign our commitments to (i) certain banks, financial institutions and other persons that have been specified to the Original Commitment Parties by you in writing at any time on or prior to the date of the Original Commitment Letter (and known or reasonably identifiable (on the basis of name) affiliates of such identified entities), (ii) competitors of the Borrower and its subsidiaries (including Amber and its subsidiaries) (which, for the avoidance of doubt, shall not include any bona fide debt investment fund) identified in writing from time to time (and known or reasonably identifiable (on the basis of name) affiliates thereof) (provided, however, that for the avoidance of doubt, any such designation shall not apply retroactively to any prior assignment or participation to any Lender permitted hereunder at the time of such assignment or such participation, as the case may be) or (iii) Excluded Affiliates (all such banks, financial institutions, other persons, competitors and Excluded Affiliates, collectively, the “Disqualified Lenders”) and no Disqualified Lenders may become Lenders or otherwise participate in the Facilities and (b) notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto, (i) we shall not be relieved, released or novated from our obligations hereunder (including our obligation to fund the Facilities or the Interim Facilities on the date of the consummation of the Acquisition (the date of such consummation, the “Completion Date”) or on any subsequent utilization (a “Certain Funds Utilization”) during the Certain Funds Period) in connection with any syndication, assignment or participation of the Facilities (or, to the extent applicable, the Interim Facilities), including our commitments in respect thereof, until after the expiry of the Certain Funds Period or the date of refinancing any utilization under the Interim Facilities (and only to such extent), (ii) except as expressly provided in Section 2 above, no assignment or novation shall become effective with respect to all or any portion of our commitments in respect of the Facilities and/or the Interim Facilities until the expiry of the Certain Funds Period and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, the Interim Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the expiry of the Certain Funds Period.

4	[Commitment Letter]

It is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities or the Interim Facilities. During the period (the “Syndication Period”) from the Syndication Start Date until the earlier of (i) the date upon which a successful syndication (as defined in the Fee Letter) of the Facilities is achieved and (ii) the 60th calendar day following the Closing Date (such earlier date, the “Syndication Date”), you agree to assist us in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) cause direct contact between appropriate members of senior management, certain representatives and certain of your non-legal advisors, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations mutually agreed upon, (c) assist in the preparation of Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) procure, at your expense, prior to the launch of the syndication of the Facilities, ratings (but not any specific rating or ratings) for the TLB Facility from each of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but not any specific rating) and a public corporate family rating (but not any specific rating or ratings) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) at our request, host at least two meetings and/or conference calls with us with prospective Lenders at a time and location to be mutually agreed upon, (f) provide customary projections of the Borrower and its subsidiaries in a manner and with detail substantially consistent with the projections provided to the Arrangers prior to the date of the Original Commitment Letter (presented on an annual basis) (the “Projections”), and (g) ensure that, prior to the later of the Completion Date and the Syndication Date, there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you being offered, placed or arranged (other than the Facilities or the Interim Facilities or any indebtedness issued in lieu thereof, any issuance of convertible notes, any indebtedness incurred in connection with the refinancing of the Borrower’s 3.95% Senior Notes due 2022 in an aggregate principal amount of $400,000,000, issued under that certain Indenture, dated as of September 16, 2010 (the “September 2010 Indenture”), between the Borrower and Wells Fargo Bank, National Association, as trustee (the “Trustee”), 5.00% Senior Notes due 2025 in an aggregate principal amount of $1,100,000,000, issued under that certain Indenture, dated as of February 9, 2017 (the “February 2017 Indenture”), between the Borrower and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 9, 2017, and 2.00% Convertible Senior Notes due 2022 in an aggregate principal amount of $625,000,000, issued under that certain Indenture, dated as of February 4, 2020 (the “February 2020 Indenture”, together with the September 2010 Indenture and February 2017 Indenture, the “Existing Indentures”), between the Borrower and the Trustee, ordinary course working capital facilities, local facilities, capital leases, purchase money indebtedness and equipment financings, or deferred purchase price obligations) without our consent, if such issuance, offering, placement or arrangement would reasonably be expected to impair the primary syndication of the Facilities in any material respect prior to the Syndication Date. Notwithstanding anything to the contrary contained in this Commitment Letter (including in relation to the provision of the Information Materials) or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) neither the commencement nor the completion of any syndication of the Facilities (including the successful syndication thereof), nor your compliance with any of the provisions of this Commitment Letter (other than the Limited Conditionality Provisions (as defined below)) (including the obligation to use commercially reasonable efforts to obtain the ratings referenced above) shall constitute a condition to our commitments hereunder or the funding of the Facilities or the Interim Facilities and (ii) in relation to the period prior to the Completion Date, we acknowledge that (x) neither Amber nor any of its affiliates is obligated to assist with any syndication of the Facilities or take any action procured by you; (y) any obligation to procure that Amber takes any action (including making members of management available or to provide information or any other assistance contemplated by the Commitment Documents) shall be subject to the requirements of the City Code and the Panel and shall be limited to a commercially reasonable efforts obligation; and (z) at any time, the scope, form and content of information that can be provided pursuant to this letter will be subject to the requirements of the City Code or the Panel as well as any other applicable legal or regulatory restrictions (including any applicable laws or regulations on market abuse) and it is acknowledged that no breach of any term of this paragraph 3 (Syndication) will give rise to a Default or an Event of Default (under and as defined in the Facilities Documentation).

5	[Commitment Letter]

The Arrangers will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions (excluding Disqualified Lenders) reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when (during the Syndication Period) they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld or delayed)) and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation (including the Takeover Code and any other applicable legal or regulatory restrictions (including any applicable laws or regulations on market abuse) and taking into account any requirements of the City Code or the Panel), or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, Amber or any of your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Arrangers promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable obligation or privilege).

You hereby acknowledge that we will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including customary confidential information memoranda, to be used in connection with the syndication of the Facilities in a form customarily delivered in connection with your senior secured bank financings (provided that, prior to the Completion Date, each of the foregoing shall be required to be publicly available and may be in a form customarily delivered in connection with senior secured bank financings for a London Stock Exchange listed public company target) (the “Information Memorandum”), provided that such Information Memorandum (i) prior to the Completion Date, will not be required to contain historical and pro forma financial information other than the financial information that is publicly available as of the date such Information Memorandum is prepared and (ii) on or following the Completion Date, will not be required to contain historical and pro forma financial information other than the financial information that is publicly available as of the date such Information Memorandum is prepared or as otherwise reasonably requested by us to be provided by you (such Information, Projections, other offering and marketing material and such Information Memorandum, collectively, with the Term Sheet, the “Information Materials”), on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means.

6	[Commitment Letter]

You hereby acknowledge that, following the Completion Date, certain of the Lenders are or may be “public side” Lenders (i.e., Lenders that wish to receive exclusively information and documentation that is either (i) with respect to you, Amber, or your or their subsidiaries, publicly available (or could be derived from publicly available information), (ii) with respect to you, Amber, or your or their subsidiaries, of a type that would be publicly available (or could be derived from publicly available information) if you were a public reporting company or (iii) is not material with respect to you, Amber, or your or their subsidiaries or your or their respective securities for purposes of United States federal and state securities laws (such information and documents, “Public Lender Information”) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

Following the Completion Date, to the extent the Syndication Date has not occurred, you agree to assist (and cause Amber to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities to be used by Public Siders that consists exclusively of Public Lender Information. Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” The information to be included in the additional version of the Information Materials will not, for the avoidance of doubt, be required to be any more expansive than the information included in the version of the Information Materials provided to the Private Siders.

It is understood that, in connection with your assistance described above, you shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders and, if applicable, confirm that (i) prior to the Completion Date, the Information Materials and (ii) on or following the Completion Date, the public-side version of the Information Materials only contains Public Lender Information, and each version of the Information Memorandum shall contain customary disclaimers and exculpate you, Amber and us regarding the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Following the Completion Date, before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Sider Information”, which, at a minimum, shall mean that the words “PUBLIC SIDER” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC SIDER”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC SIDER”).

You acknowledge and agree that, following the Completion Date, the following documents may be distributed to both Private Siders and Public Siders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions and (c) drafts and final versions of the Facilities Documentation (as defined in Exhibit B). If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then we will only distribute such materials to Private Siders.

7	[Commitment Letter]

4.          Information.

You hereby represent and warrant that (with respect to information provided by or relating to Amber, its subsidiaries or their respective operations or assets, to your knowledge) (a) all written factual information and written factual data, other than (i) the Projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or by any of your representatives on your behalf at your direction in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the later of the Closing Date and the Syndication Date) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and/or Amber, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made at such time, then you will (or, with respect to the Information and Projections relating to Amber, its subsidiaries or their respective operations or assets, will use your commercially reasonable efforts to cause Amber to) promptly supplement the Information and the Projections, as applicable, such that (with respect to the Information relating to Amber and its subsidiaries or their respective operations or assets, to your knowledge) such representations and warranties are correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Facilities, each Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.          Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter, if and to the extent payable in accordance with the terms hereof or thereof. Once paid, except as provided herein, in the Fee Letter or agreed in writing by the parties hereto, such fees shall not be refundable under any circumstances.

6.          Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Arrangers to perform the services described herein (but not the commitment to provide the Interim Facilities or the rights and obligations of the parties under the Interim Facilities Agreement or the agreements of the Lead Arrangers and Initial Lenders to perform the services described in the Interim Facilities Agreement) are subject solely to (a) with respect to the Facilities, the conditions set forth in the section entitled “Conditions to Certain Funds Borrowings” in Exhibit B hereto, and (b) with respect to the Interim Facilities Agreement, Clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement (collectively, the “Limited Conditionality Provisions”); and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities and/or the Interim Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Interim Facilities Agreement, the Fee Letter and the Facilities Documentation and the Interim Finance Documents (as defined in the Interim Facilities Agreement).

8	[Commitment Letter]

We further refer to the letter, dated on or around the date of the Original Commitment Letter, relating to the documentary conditions precedent set out in Schedule 3 (Conditions Precedent) of the Interim Facilities Agreement (as such letter may be amended, amended and restated, supplemented, modified or replaced from time to time, the “Interim CP Satisfaction Letter”). The terms and conditions of the Interim CP Satisfaction Letter shall continue and apply for the purposes of paragraph (a) of Clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement and the Facilities Documentation once executed and accordingly, we confirm (in our various capacities under the Interim Facilities Agreement and Facilities Documentation) that (a) all the documents and evidence referred to in paragraph 2.2(a) of the Interim CP Satisfaction Letter (i) are in form and substance satisfactory to us and (ii) for the purposes of the Facilities Documentation, will be accepted by us in satisfaction of the equivalent conditions precedent in the Facilities Documentation to those set out in the Interim Facilities Agreement on the date of execution of the Facilities Documentation and (b) all the documents and evidence referred to in paragraph 2.2(b) of the Interim CP Satisfaction Letter (i) are in an agreed form and (ii) once executed and/or delivered in such agreed form, as the case may be, by you (or such other relevant party) (A) such documents and other evidence shall be in form and substance satisfactory to us, (B) all conditions precedent to first utilisation of the Interim Facilities specified in paragraph (a)(i) of Clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement will, subject to the other provisions of Clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement, be satisfied and the Interim Facilities will be unconditionally available for utilisations, and (C) for the purposes of the Facilities Documentation, such documents and other evidence will be accepted by us in satisfaction of the equivalent conditions precedent in the Facilities Documentation to those set out in the Interim Facilities Agreement on the date of execution of the Facilities Documentation once any necessary changes have been made, solely to reflect that funding will occur under the Facilities Documentation (and not the Interim Facilities Agreement).

Each Commitment Party also confirms that (a) it has completed all client identification procedures in respect of the Borrower that it is required to carry out in connection with making the Facilities or, as the case may be, the Interim Facilities available in connection with the Transactions and assuming its other liabilities and performing its obligations under the Commitment Documents, in compliance with all applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules and “know your customer” requirements), (b) it has obtained all necessary approvals (including credit committee approvals and all other relevant internal approvals) to allow it to arrange, manage, underwrite and/or make available the Facilities and the Interim Facilities in the amounts specified in this Commitment Letter and/or the Interim Facilities Agreement (as applicable) and does not require any further internal credit sanctions or other approvals in order to arrange, manage and underwrite the Facilities or the Interim Facilities (as applicable) in such amounts and (c) it has received, reviewed and is satisfied with (A) the draft Announcement (as defined in the Interim Facilities Agreement) and (B) the draft Co-operation Agreement (as defined in the Interim Facilities Agreement), in each case, in such form provided to the Original Commitment Parties on or prior to the date of the Original Commitment Letter and that we will accept in satisfaction of any condition precedent to availability of the Interim Facilities or, as the case may be, the Facilities requiring delivery of that document a final version of the document that is not different in respects that are materially adverse to the interests (taken as a whole) under the Facilities Documentation or Interim Finance Documents (as applicable) of the Initial Lenders or Original Interim Lenders (as applicable), in their respective capacities as such under the Facilities or the Interim Facilities (as applicable), compared to the version of the document accepted by us pursuant to this paragraph or with such amendments or modifications thereto that have been made with the consent or approval of the Arrangers (such consent or approval not to be unreasonably withheld or delayed).

9	[Commitment Letter]

The provisions in this Section 6 shall be referred to as the “Certain Funds Provisions”.

7.          Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter, the Interim Facilities Agreement and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates (other than Excluded Affiliates to the extent acting in their capacities as such) and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses (limited, in the case of (i) legal fees and expenses, to one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest, one additional conflicts counsel for the affected Indemnified Persons), and (ii) fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with the Original Commitment Letter, the Original Fee Letter, this Commitment Letter (including the Term Sheet), the Interim Facilities Agreement, the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, Amber, your or any of Amber’s respective equity holders, affiliates, creditors or any other third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons acting on behalf of, or at the express instructions of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under the Original Commitment Letter, the Original Fee Letter, this Commitment Letter (including, the Term Sheet), the Interim Facilities Agreement, or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than an Arranger or an agent under a Facility acting in its capacity as such) and (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket fees and expenses (limited, in the case of (i) legal fees and expenses, to one counsel for all Commitment Parties and, if necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Commitment Parties (and, in the case of an actual or perceived conflict of interest, one additional conflicts counsel for the affected Commitment Parties), and (ii) fees and expenses of any other advisor or consultant (including the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Interim Facilities Agreement, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, unless the Completion Date occurs, you shall only be obligated to reimburse the Commitment Parties for legal fees and expenses described in this clause (b) that have been incurred through and including the date of completion of the primary syndication of the TLA Facilities. You acknowledge that we may receive a benefit, including without limitation a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

10	[Commitment Letter]

Notwithstanding any other provision of this Commitment Letter, (i) no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, Amber or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Interim Facilities Agreement, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Interim Facilities Agreement, the Fee Letter and the Facilities Documentation; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 7.  In connection with any one claim, litigation, investigation or proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus local counsel as provided herein.

11	[Commitment Letter]

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging and brokerage activities, but not debt financing) to other persons in respect of which you, Amber and your and its respective affiliates may have conflicting interests regarding the transactions described herein. None of the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by the Original Commitment Letter or this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties nor their respective affiliates will furnish any such information to other persons in contravention of Section 9 hereof. You also acknowledge that none of the Commitment Parties nor their respective affiliates has any obligation to use in connection with the transactions contemplated by the Original Commitment Letter or this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that the Commitment Parties may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Amber and other companies that may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities issued by you, Amber or other companies that may be the subject of the arrangements contemplated by the Original Commitment Letter or this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of Amber and you. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Interim Facilities Agreement, or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, Amber, or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by the Original Commitment Letter, the Original Fee Letter, this Commitment Letter, the Interim Facilities Agreement and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you and Amber on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and their respective applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, Amber, your and their management, equityholders, creditors, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or Amber on other matters) except the obligations expressly set forth in this Commitment Letter, the Interim Facilities Agreement and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and, except as disclosed below, we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby), and you have consulted legal and financial advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their respective applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

12	[Commitment Letter]

It is acknowledged that BofA Securities and/or one of its affiliates has been retained by you as your financial advisor in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of BofA Securities as financial advisor and, on the other hand, BofA Securities and its affiliates’ relationships with you as described and referred to in this Commitment Letter.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Original Fee Letter or the Fee Letter or any of the contents thereof, the Interim Facilities Agreement or any of the contents thereof, or, prior to your acceptance hereof, this Commitment Letter or any of the contents hereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) [reserved], (b) if the Commitment Parties consent in writing (including via e-mail) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose the Original Commitment Letter, this Commitment Letter and its contents (but not the Original Fee Letter or the Fee Letter, except as provided in clause (v) below) to Amber, its affiliates and subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, controlling persons or equity holders, in each case who are informed of the confidential nature of the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Original Commitment Letter, this Commitment Letter, the Interim Facilities Agreement and their respective contents (but not the Fee Letter or the Original Fee Letter) in any offering memoranda related to any convertible notes offering or capital markets activities in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet, the Interim Facilities Agreement and the other Exhibits and annexes to the Original Commitment Letter and this Commitment Letter and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities or other rating activities, (iv) you may disclose the aggregate fee amounts contained in the Original Fee Letter or the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the Transactions or any convertible notes offering or capital markets activities, (v) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us (it being agreed that an Original Fee Letter or a Fee Letter redacted in the manner contemplated by the Acquisition Documents is satisfactory), you may disclose the Original Fee Letter and Fee Letter and the contents thereof to Amber, its affiliates, and, in each case, their respective subsidiaries and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (vi) you may disclose the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (vii) you may disclose the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter, the Interim Facilities Agreement and the contents hereof and thereof to the extent required by applicable law, rule or regulation (including any applicable laws or regulations on market abuse and taking into account any requirements of the City Code or the Panel), governmental or regulatory authority, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure), and (viii) you may disclose the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder. The foregoing restrictions shall cease to apply (other than with respect to the Fee Letter) on the earlier of (x) two years from the date of the Original Commitment Letter, and (y) to the extent such restrictions are covered by the Facilities Documentation, the date the Facilities Documentation shall have been executed and delivered by the parties hereto.

13	[Commitment Letter]

The Commitment Parties and their respective affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services that are the subject of the Original Commitment Letter and this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by a Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Amber or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, Amber or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by a Commitment Party, (f) to a Commitment Party’s affiliates (other than Excluded Affiliates) and to its and their respective employees, directors, officers, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with such Commitment Party responsible for such person’s compliance with this paragraph); provided, that no disclosure will be made by any Commitment Party, any of its affiliates or any of its or their respective employees, legal counsel, independent auditors, professionals or other experts or agents pursuant to this clause (f) to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (each a “Private Equity Affiliate”) or to any employees engaged directly or indirectly in the sale of Amber as representatives of Amber (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition) (each a “Sell Side Affiliate” and together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, (g) as may be included in marketing term sheets based substantially on the Term Sheet to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense or to the extent necessary to enforce your rights and remedies hereunder or under the Fee Letter, or (i) with your prior written consent. The obligation of each Commitment Party and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder; provided that if the Completion Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

14	[Commitment Letter]

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein) or, in respect of the Interim Facilities Agreement, the parties thereto. Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its affiliates and branches (other than Excluded Affiliates) in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates and branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates and branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of such Commitment Party hereunder; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities (other than the Original Commitment Letter and Original Fee Letter) and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto (including, without limitation, the Original Commitment Letter and Original Fee Letter (but subject to the proviso at the end of the first paragraph of this Commitment Letter)). THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that, notwithstanding the sentence to which this proviso applies and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall be governed by, and construed in accordance with, the laws of England regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

15	[Commitment Letter]

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an obligation to negotiate the Facilities Documentation in good faith, it being acknowledged and agreed that the commitment provided hereunder is subject only to satisfaction or waiver of the Limited Conditionality Provisions; it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THE ORIGINAL COMMITMENT LETTER, THIS COMMITMENT LETTER, THE ORIGINAL FEE LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Original Commitment Letter, this Commitment Letter, the Original Fee Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

In respect of any judgment or order given or made for any amount due under the Commitment Documents or the transactions contemplated hereby or thereby that is expressed and paid in a currency (the “Judgment Currency”) other than United States Dollars, you will indemnify each Commitment Party against any loss incurred by such Commitment Party as a result of any variation as between (i) the rate of exchange at which the United States Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate at which such Commitment Party is able to purchase United States Dollars with the amount of the Judgment Currency actually received by such Commitment Party. The foregoing indemnity shall constitute a separate and independent obligation of you and shall survive any termination of the Commitment Documents or the transactions contemplated hereby or thereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States Dollars.

16	[Commitment Letter]

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

This paragraph and the indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation is executed and delivered; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication contemplated herein (including supplementing and/or correcting Information and Projections) prior to the later of the Syndication Date and the Closing Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis with respect to each of the Facilities, all or a portion of the Initial Lenders’ respective commitments with respect to the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (it being understood that, if the commitments of the Commitment Parties in respect of the Facilities are reduced in accordance with this Commitment Letter, you shall promptly procure that (as applicable) Interim TLB Commitments, Interim TLA Commitments or Interim Revolving Facility Commitments (in each case, as defined in the Interim Facilities Agreement) are cancelled in a corresponding amount). Notwithstanding the foregoing, you may terminate all or a portion of the Initial Lenders’ respective commitments with respect to the TLA Cash Bridge on a non-pro rata basis.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

17	[Commitment Letter]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter. The Initial Lenders’ respective commitments and the obligations of the Arrangers hereunder are irrevocable provided that they will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence (but not the commitment to provide the Interim Facilities or the rights and obligations of the parties under the Interim Facilities Agreement, which shall terminate only in accordance with its terms). If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the date that is the earlier of: (i) if the Acquisition is intended to be completed pursuant to a Scheme, the date upon which the Scheme lapses (including, subject to exhausting any rights of appeal, if the relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Document (other than where (a) such lapse or withdrawal is as a result of the exercise of the Borrower’s (or, as applicable, Bidco’s) right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by the Borrower (or, as applicable, Bidco) to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement); (ii) if the Acquisition is intended to be completed pursuant to an Offer, the date upon which the Offer lapses or is withdrawn in writing in accordance with its terms in the Announcement or Offer Document (other than where (a) such lapse or withdrawal is as a result of the exercise of the Borrower’s (or, as applicable, Bidco’s) right to effect a switch from the Offer to a Scheme or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by the Borrower (or, as applicable, Bidco) to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement); and (iii) February 28, 2023 (the “Commitment Long Stop Date”) provided that, if the Interim Closing Date (as defined in the Interim Facilities Agreement) has occurred by then, such date shall automatically be extended to the later of (A) the Commitment Long Stop Date and (B) the date falling 90 days after the Interim Closing Date (as defined in the Interim Facilities Agreement). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

18	[Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jeannette Lu
Name: Jeannette Lu
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Dan Alster
Name: Dan Alster
Title: Managing Director

Wells Fargo Securities, LLC

By:	/s/ Kevin J. Sanders
Name: Kevin J. Sanders
Title: Managing Director

Wells Fargo Bank, N.A.

By:	/s/ Lacy Houston
Name: Lacy Houston
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew Cheung
Name: Matthew Cheung
Title: Vice President

MIZUHO BANK, LTD.

By:	/s/ John Davies
Name: John Davies
Title: Authorized Signatory

[Signature Page to Commitment Letter]

THE BANK OF NOVA SCOTIA

By:	/s/ Khrystyna Manko
Name: Khrystyna Manko
Title: Director

TRUIST BANK

By:	/s/ Carlos Cruz
Name: Carlos Cruz
Title: Director

TRUIST SECURITIES, INC.

By:	/s/ Stuart Johnson
Name: Stuart Johnson
Title: Director

BNP PARIBAS

By:	/s/ Theodore Olson
Name: Theodore Olson
Title: Managing Director

By:	/s/ Guillaume Saban
Name: Guillaume Saban
Title: Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Theodore Olson
Name: Theodore Olson
Title: Managing Director

By:	/s/ Guillaume Saban
Name: Guillaume Saban
Title: Director

[Signature Page to Commitment Letter]

BANK OF MONTREAL

By:	/s/ Michael Kus
Name: Michael Kus
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ David Lynch
Name: David Lynch
Title: Managing Director

CITIZENS BANK, N.A.

By:	/s/ Jeffrey Kung
Name: Jeffrey Kung
Title: Managing Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Suzanne Rode
Name: Suzanne Rode
Title: Managing Director

MUFG BANK, LTD.

By:	/s/ Yen Hua
Name: Yen Hua
Title: Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Karl Thomasma
Name: Karl Thomasma
Title: Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director

[Signature Page to Commitment Letter]

HSBC BANK, USA, NATIONAL ASSOCIATION

By:	/s/ Darren Santos
Name: Darren Santos
Title: Senior Vice President, 22672

SANTANDER BANK, N.A.

By:	/s/ Michelle Moosally
Name: Michelle Moosally
Title: Senior Deputy General Counsel

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Sam Baruch
Name: Sam Baruch
Title: Managing Director

THE HUNTINGTON NATIONAL BANK

By:	/s/ Patrick McMullan
Name: Patrick McMullan
Title: Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Gail Motonaga
Name: Gail Motonaga
Title: Executive Director

Accepted and agreed to as of the date first above written:

NORTONLIFELOCK INC.

By:	/s/ Natalie Derse
Name: Natalie Derse
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

Schedule I

Initial Lender	Initial TLB Commitment	Initial TLA Commitment	Initial Revolving Commitment	Initial Cash Bridge Commitment
Bank of America, N.A.	30.75%	9.00%	9.00%	10.00%
Wells Fargo Bank, N.A.	30.75%	9.00%	9.00%	10.00%
JPMorgan Chase Bank, N.A.	0.00%	8.00%	8.00%	0.00%
The Bank of Nova Scotia	5.50%	8.00%	8.00%	9.00%
Mizuho Bank, Ltd.	5.50%	8.00%	8.00%	9.00%
Truist Bank	5.50%	8.00%	8.00%	9.00%
MUFG Bank, Ltd.	5.50%	8.00%	8.00%	9.00%
BNP Paribas	3.00%	6.00%	6.00%	7.00%
Bank of Montreal	3.00%	6.00%	6.00%	7.00%
Fifth Third Bank	1.75%	4.00%	4.00%	5.00%
Citizens Bank, N.A.	0.00%	4.00%	4.00%	0.00%
HSBC Bank USA, National Association	1.75%	4.00%	4.00%	5.00%
Santander Bank, N.A.	1.75%	4.00%	4.00%	5.00%
Sumitomo Mitsui Banking Corporation	1.75%	4.00%	4.00%	5.00%
PNC Bank, National Association	1.75%	4.00%	4.00%	5.00%
Capital One, National Association	1.75%	4.00%	4.00%	5.00%
The Huntington National Bank	0.00%	2.00%	2.00%	0.00%

Schedule II

Initial Lender	Interim TLB Commitment	Interim TLA Commitment	Interim Revolving Commitment	Interim Cash Bridge Commitment
Bank of America, N.A.	30.75%	9.00%	9.00%	10.00%
Wells Fargo Bank, N.A.	30.75%	9.00%	9.00%	10.00%
JPMorgan Chase Bank, N.A.	0.00%	8.00%	8.00%	0.00%
The Bank of Nova Scotia	5.50%	8.00%	8.00%	9.00%
Mizuho Bank, Ltd.	5.50%	8.00%	8.00%	9.00%
Truist Bank	5.50%	8.00%	8.00%	9.00%
MUFG Bank, Ltd.	5.50%	8.00%	8.00%	9.00%
BNP Paribas	3.00%	6.00%	6.00%	7.00%
Bank of Montreal	3.00%	6.00%	6.00%	7.00%
Fifth Third Bank	1.75%	4.00%	4.00%	5.00%
Citizens Bank, N.A.	0.00%	4.00%	4.00%	0.00%
HSBC Bank USA, National Association	1.75%	4.00%	4.00%	5.00%
Santander Bank, N.A.	1.75%	4.00%	4.00%	5.00%
Sumitomo Mitsui Banking Corporation	1.75%	4.00%	4.00%	5.00%
PNC Bank, National Association	1.75%	4.00%	4.00%	5.00%
Capital One, National Association	1.75%	4.00%	4.00%	5.00%
The Huntington National Bank	0.00%	2.00%	2.00%	0.00%

EXHIBIT A

Project Amber
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Borrower, intends to acquire, directly or indirectly (including through Bidco (as defined below)), up to 100% of the issued share capital (the “Target Shares”) in an entity previously identified to us by you as “Amber” (“Amber”) by way of a Scheme or Offer and, if applicable, a Squeeze-Out or any other acquisition of shares in Amber. In connection with the foregoing, it is intended that:

a)	The Borrower has formed Nitro Bidco Limited, a company incorporated in England (“Bidco”).

b)	The Borrower will obtain senior secured credit facilities comprised of (i) a $3,600 million term loan B facility plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or OID required to be funded with respect to the TLB Facilities pursuant to the flex provisions of the Fee Letter (the “TLB Facility”) and (ii) credit facilities comprised of (A)(I) a $750 million term loan A facility in the form of a 60 day cash bridge (the “TLA Cash Bridge”) and (II) a $3,500 million term loan A facility (the “5-Year TLA”, and together with the TLA Cash Bridge, the “Term Loan A Facility”) and (B) a $1,500 million revolving facility (the “Revolving Facility” and, together with the Term Loan A Facility, the “TLA Facilities” and the TLA Facilities, together with the TLB Facilities, the “Facilities”).

c)	The Borrower (or any member of the Group or Target Group) shall:

1)	repay, redeem, defease, discharge, refinance or terminate (or in the case of letters of credit, replace, backstop or incorporate or “grandfather” into the Revolving Facility) all Target Refinancing Indebtedness on or prior to the Target Debt Refinancing Outside Date (the “Amber Refinancing”); and

2)	As used herein:

“Target Debt Refinancing Outside Date” means the date falling two (2) weeks following the Closing Date.

“Target Refinancing Indebtedness” means the indebtedness outstanding under that certain Credit Agreement, dated as of March 22, 2021, by and among, inter alios, Avast Software B.V., Credit Suisse (Deutschland) AKTIENGESELLSCHAFT, as administrative agent, and Credit Suisse International, as collateral agent, and subject to clause (b) above.

d)	The Borrower shall use a portion of the TLA Facilities to refinance that certain Credit Agreement, dated as of November 4, 2019, as amended by that First Amendment, dated as of May 7, 2021 and as may be further amended, restated, supplemented or otherwise modified as of the date hereof, among, inter alios, Borrower, JPMorgan Chase Bank, N.A, as term loan administrative agent and Wells Fargo Bank, National Association as the revolver administrative agent (the “Existing Credit Agreement”) on the Closing Date; provided that the Borrower shall be permitted to amend the Existing Credit Agreement (an “Existing Credit Agreement Amendment”) prior to the Closing Date to permit the Transactions to give effect to the terms set forth in Exhibit B in which case, (i) commitments under the TLA Facilities shall be reduced by the amount of term loans and revolving commitments outstanding under the Existing Credit Agreement immediately prior to the Closing Date (the “Outstanding TLA Loans” and such reduced commitments, the “Remaining TLA Commitments”) (provided that such reduction pursuant to this clause (i) shall apply immediately upon the Borrower obtaining an Existing Credit Agreement Amendment to permit the Transactions and the amendment to Section 6.9 of the Existing Credit Agreement and not on any other amendments to be sought in connection therewith, (ii) the Remaining TLA Commitments shall automatically convert into a commitment to provide additional term loans and revolving commitments, as applicable, under the Existing Credit Agreement on the terms set forth in Exhibit B, (iii) JPMorgan shall resign as term loan administrative agent and Wells Fargo Bank shall resign as revolver agent, in each case, under the Existing Credit Agreement, (iv) to the extent permitted by the amendment to the Existing Credit Agreement and the terms of the Existing Credit Agreement, Bank of America shall be appointed as replacement term loan agent and replacement revolver agent and (iv) each of the Commitment Parties agrees to consent (and to cause any of its affiliates and controlled accounts to consent, in each case other than on behalf of any loans or commitments held by such Commitment Party’s, or its affiliates’, trading desk in the ordinary course of business) to the Existing Credit Agreement Amendment. For the avoidance of doubt, it is intended that the the terms of the Existing Credit Agreement shall be modified pursuant to an Existing Credit Agreement Amendment in accordance with the terms in Exhibit B; provided that, with respect to any amendment that would require the consent of each lender or each affected lender under the Existing Credit Agreement, the Borrower shall have the option to utilize the “yank-a-bank” mechanic to replace any lender not willing to consent to such amendments.

A-1	[Commitment Letter]

e)	The proceeds of the Facilities and cash on hand of Amber or the Borrower, if applicable, will be applied to finance or refinance (directly or indirectly) (i) any amounts payable under or in connection with the Transaction including but not limited to, the consideration paid or payable for the Acquisition and any other payments required under the Acquisition Documents (such amounts, the “Acquisition Consideration”), (ii) the fees, costs, premiums, expenses and other transaction costs incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), (iii) the balance sheet cash of the Borrower on the Closing Date (the “Balance Sheet Funds”), (iv) refinancing the Interim Facilities (if utilized), (v) general corporate purposes (including buybacks of equity interests or restricted payments in an amount not to exceed the Balance Sheet Funds (other than any such funds that are proceeds of the TLA Cash Bridge) and (vi) the Amber Refinancing (the amounts set forth in clauses (i) through (vi) above, collectively, the “Acquisition Costs”); provided that, if any Interim Facilities (as defined in the Interim Facilities Agreement) have been utilized under and pursuant to the Interim Facilities Agreement, amounts borrowed under the Facilities shall first be applied in refinancing any Interim Loans (as defined in the Interim Facilities Agreement) on a cashless basis.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”. The “Closing Date” shall be the earliest date on which both the initial funding of the Facilities shall have occurred and the date the Acquisition shall have been consummated.

A-2	[Commitment Letter]

EXHIBIT B

Project Amber

$1,500 million Revolving Credit Facility

$4,250 million Term Loan A Facilities

$3,600 million Term Loan B Facility
Summary of Principal Terms and Conditions1

Borrower:	NortonLifeLock Inc. (the “Borrower”). On or after the Closing Date, at the option of the Borrower, any wholly-owned restricted subsidiary of the Borrower organized under the laws of the United States, Luxembourg or any other jurisdiction reasonably acceptable to each Lender that is to provide commitments or loans thereto may be designated as a co-borrower with the Borrower. Any new Borrower included hereby shall provide all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including a beneficial ownership certification under the Beneficial Ownership Regulation and such documentation shall be reasonably satisfactory to the Administrative Agent and Lenders. Each Borrower will be jointly and severally liable for obligations of the Borrowers.
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding any Disqualified Lenders and will perform the duties customarily associated with such roles.
Global Coordinators:	BofA Securities and Wells Fargo Securities will each act as a global coordinator for the Facilities and will perform the duties customarily associated with such role.
Arrangers and Bookrunners:

BofA Securities, Wells Fargo Securities, JPMorgan, Scotiabank, Mizuho, Truist Securities, MUFG, BNPS and BMOCM, will each act as a lead arranger for the TLA Facilities and will perform the duties customarily associated with such role.

BofA Securities, Wells Fargo Securities, JPMorgan, Scotiabank, Mizuho, Truist Securities and MUFG, will each act as a bookrunner for the TLA Facilites and will perform the duties customarily associated with such role.

BofA Securities, Wells Fargo Securities, Scotiabank, Mizuho, Truist Securities, MUFG, BNPS and BMOCM, will each act as a lead arranger for the TLB Facility and will perform the duties customarily associated with such role.

BofA Securities, Wells Fargo Securities, Scotiabank, Mizuho, Truist Securities and MUFG, will each act as a bookrunner for the TLB Facility and will perform the duties customarily associated with such role.

1All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A and Exhibit B thereto.

B-1	[Commitment Letter]

Co-Syndication Agents:

Wells Fargo Securities, JPMorgan, Scotiabank, Mizuho, Truist Bank, and MUFG will each act as a co-syndication agent for the TLA Facilities and will perform the duties customarily associated with such role.

Wells Fargo Securities, Scotiabank, Mizuho, Truist Bank, and MUFG will each act as a co-syndication agent for the TLB Facility and will perform the duties customarily associated with such role.

Co-Documentation Agents:	BNPS, BMOCM, Fifth Third, Citizens, HSBC Securities (USA) Inc., Santander, SMBC, PNC Bank and Capital One will each act as a co-documentation agent for the Facilities and will perform the duties customarily associated with such role.
Scheme:	The scheme of arrangement effected pursuant to Part 26 of the Companies Act 2006 to be proposed by Amber to its shareholders to implement the Acquisition pursuant to which the Borrower (or, as applicable, Bidco) will, subject to the occurrence of the Scheme Effective Date (as defined in the Interim Facilities Agreement) become the holder of the Target Shares that are the subject of that scheme of arrangement (the “Scheme”).
Offer:

The takeover offer (as defined in section 974 of the Companies Act 2006) by the Borrower (or, as applicable, Bidco) in accordance with the City Code to acquire all of the Target Shares that are the subject of that takeover offer (within the meaning of Section 975 of the Companies Act 2006) pursuant to the Offer Documents (the “Offer”).

“Offer Documents” means the applicable Announcement and the offer documents dispatched to shareholders of Amber setting out the terms and conditions of an Offer.

Announcement:	Any press release made by or on behalf of the Borrower (or, as applicable, Bidco) announcing a firm intention to implement a Scheme or, as the case may be, make an Offer, in each case in accordance with Rule 2.7 of the City Code (the “Announcement”).
Squeeze-Out:	An acquisition of the outstanding Target Shares that the Borrower (or, as applicable, Bidco) has not acquired pursuant to the procedures contained in sections 979 to 982 of the Companies Act 2006 (the “Squeeze-Out”).
City Code:	The City Code on Takeovers and Mergers (the “City Code”).
Panel:	The Panel on Takeovers and Mergers (the “Panel”).
TLB Facility:	A senior secured term loan B facility (the “TLB Facility”) in US Dollars in an aggregate principal amount of $3,600 million plus, at the Borrower’s election, an amount sufficient to fund any upfront fees or OID required to be funded with respect to the TLB Facility pursuant to the flex provisions of the Fee Letter; provided that, at the election of the Borrower and with the consent of the Arrangers, the TLB Facility (or a portion thereof) may also be denominated in Euros or Sterling. Lenders under the TLB Facility are collectively referred to as “TLB Lenders” and the loans thereunder are collectively referred to as “TLB Loans”.

B-2	[Commitment Letter]

TLA Facilities:

(A)       A senior secured first-lien term loan A facility (the “Term Loan A Facility”) in US Dollars in an aggregate principal amount of $4,250.0 million consisting of the following tranches:

(i) $750.0 million 60 day term loan tranche (the “TLA Cash Bridge”); and

(ii) $3,500.0 million 5-year term loan tranche (the “5-Year TLA”).

Lenders under the Term Loan A Facility are collectively referred to as “Term A Lenders” and the loans thereunder are collectively referred to as “Term A Loans”.

(B) A senior secured first-lien revolving credit facility (the “Revolving Facility” and, together with the Term Loan A Facility, the “TLA Facilities”) in an aggregate principal amount of $1,500.0 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders”, and collectively with the Term A Lenders, the “TLA Lenders”, and the loans thereunder, together with (unless the context requires otherwise) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term A Loans, the “TLA Loans” and, together with the TLB Loans, collectively, the “Loans”. The Revolving Facility will be made available to the Borrower in U.S. Dollars, Sterling, and other currencies to be mutually agreed. In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings denominated in US Dollars upon same-day notice of up to an amount to be agreed (but no less than $40 million) on the same terms and conditions as those set forth in the Precedent Credit Agreement (as defined below).
Limited Conditionality Transactions:	The provisions applicable to limited conditionality transactions (which shall include (i) the consummation of an acquisition or an investment that the Borrower or one or more of its subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any prepayment, repurchase or redemption of indebtedness requiring irrevocable notice in advance of such prepayment, repurchase or redemption or (iii) any dividends or distributions on, or redemptions of equity and requiring declaration in advance thereof (any such transaction, a “Limited Conditionality Transaction”) in the Facilities Documentation shall be the same as those set forth in the Precedent Credit Agreement, including, without limitation, Section 1.09 of the Precedent Credit Agreement; provided that such provisions shall not apply to the Revolving Facility.
Incremental Facilities:	The Facilities will permit the Borrower, on one or more occasions, to (a) add one or more incremental term loan facilities and/or increase all or any portion of the Term Loan A Facility or the TLB Facility (each, an “Incremental Term Facility”), and/or (b) add one or more incremental revolving facilities and/or increase commitments under the Revolving Facility (each, an “Incremental Revolving Facility” and together with any Incremental Term Facility, the “Incremental Facilities” and each an “Incremental Facility”) on terms and conditions the same as those set forth in the Precedent Credit Agreement; provided, that:

B-3	[Commitment Letter]

(i) at the time of and after giving effect to the effectiveness of any proposed Incremental Facility the amount thereof shall not exceed the sum of (A) an aggregate principal amount equal to the maximum amount (if any) of Incremental Facilities that could be established or incurred such that as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such Incremental Facility (and netting any cash proceeds from such incurrence not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof in calculating the ratio) and any related acquisitions or investments consummated in connection therewith and all other appropriate pro forma adjustments, (I) if such debt is secured by the Collateral (as defined below) on a pari passu basis, the First Lien Leverage Ratio (as defined in the Precedent Credit Agreement, but adjusted to reflect a gross leverage test) of Borrower would be no greater than (x) the First Lien Leverage Ratio as of the Closing Date (such ratio, the “Closing Date First Lien Leverage Ratio”) or (y) in the case of debt incurred to consummate a Permitted Acquisition (as defined in the Precedent Credit Agreement) or other investment not prohibited by the Facilities Documentation, either (i) the Closing Date First Lien Leverage Ratio or (ii) the First Lien Leverage Ratio immediately prior to such transactions, (II) if such debt is secured by the Collateral on a junior basis the Secured Leverage Ratio (as defined in the Precedent Credit Agreement, but adjusted to reflect a gross leverage test) of Borrower would be no greater than (x) 0.50 to 1.00 above the Secured Leverage Ratio on the Closing Date or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investment not prohibited by the Facilities Documentation, either (i) 0.50 to 1.00 above the Secured Leverage Ratio on the Closing Date or (ii) the Secured Leverage Ratio immediately prior to such transactions; and (III) if such debt is incurred on an unsecured basis or is secured by assets that are not Collateral, either the Total Leverage Ratio (as defined in the Precedent Credit Agreement, but adjusted to reflect a gross leverage test) to exceed (x) 0.50 to 1.00 above the Total Leverage Ratio on the Closing Date or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investment not prohibited by the Facilities Documentation, either (i) 0.50 to 1.00 above the Total Leverage Ratio on the Closing Date or (ii) the Total Leverage Ratio immediately prior to such transactions; provided that to the extent the proceeds of any such Incremental Facility are to be used to repay indebtedness, it shall not limit the Borrower’s ability to give pro forma effect to such repayment of indebtedness (this clause (A), the “Ratio Based Incremental Amount”), and (B) the Incremental Base Amount (the applicable amount under clause (A) or (B), the “Available Incremental Amount”).

The “Incremental Base Amount” means, as of any date of determination, the sum of (1) the greater of (x) 100% of pro forma Consolidated EBITDA (as defined below) as of the Closing Date (“Closing Date EBITDA”) and (y) 100% of Consolidated EBITDA on a pro forma basis after giving effect to the incurrence of such additional amount, any transactions consummated in connection therewith and all other appropriate pro forma adjustments (including use of proceeds) for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination (this clause (1), the “Free and Clear Incremental Amount”), plus (2) all voluntary prepayments, debt buybacks (permitted pursuant to the Facilities Documentation and to the extent of the actual cash price paid in connection with such buyback), and payments utilizing the yank-a-bank provisions (to the extent such debt is retired rather than assigned), as applicable, of the TLB Loans, TLA Loans, the Revolving Loans, any Incremental Facility, Incremental Equivalent Debt (as defined in the Precedent Credit Agreement), and any other indebtedness secured on a pari passu basis with the Initial Loans (as defined below) (in the case of any revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment), in each case made prior to the date of any such incurrence (other than prepayments, repurchases and voluntary commitment reductions with the proceeds of (i) Refinancing Facilities or Refinancing Debt, (ii) indebtedness the proceeds of which are used to refinance the Facilities and (iii) other long-term indebtedness (other than revolving indebtedness)) minus (3) the aggregate principal amount of all Incremental Facilities or Incremental Equivalent Debt then outstanding incurred in reliance of clauses (1) and (2) of this definition;

B-4	[Commitment Letter]

(ii) the interest rate margins, upfront fees, original issue discount (“OID”) and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, except with respect to amounts up to the greater of (x) 100% of Closing Date EBITDA and (y) 100% of Consolidated EBITDA on a pro forma basis for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination (the “MFN Trigger Amount”), only with respect to any Incremental Term Facility that (1) consists of term loans that are pari passu in right of payment and security with the TLB Loans incurred on the Closing Date (the “Initial TLB Loans”), (2) is incurred under the Ratio Based Incremental Amount (and not by virtue of reclassification), (3) is a broadly syndicated term loan “b” facility, (4) is incurred prior to the date that is six months after the Closing Date, (5) is scheduled to mature prior to the date that is one year after the maturity date of the Initial TLB Loans, (6) is not incurred in connection with a Permitted Acquisition or other investment and (7) is denominated in US dollars, if the “yield” (to be defined in a manner consistent with the Precedent Credit Agreement) of any such Incremental Term Facility exceeds the “yield” on the Initial TLB Loans (which shall include the TLB Upfront Fee (as defined in the Fee Letter) with the TLB Upfront Fee equated to interest margins based on an assumed four-year life to maturity) by more than 100 basis points (the “MFN Margin”), the applicable margins for the Initial TLB Loans shall be increased to the extent necessary so that the “yield” on the Initial TLB Loans is 100 basis points less than the “yield” on such Incremental Term Facility (it being agreed that any increase in “yield” to the Initial TLB Loans required due to the application of a LIBOR floor on any Incremental Term Facility will be effected solely through an increase in such floor (or an implementation thereof), as applicable) (this proviso, “MFN Protection”);

(iii) (x) the maturity date of any Incremental Term Facility that is in the form of a “TLA Facility” (each an “Incremental Term A Facility”) shall be no earlier than the maturity date of the 5-Year TLA and the weighted average life to maturity applicable to each Incremental Term A Facility shall be no shorter than the weighted average life to maturity of the 5-Year TLA, and (y) the maturity date of any other Incremental Term Facility (each an “Incremental Term B Facility”) shall be no earlier than the maturity date of the Initial TLB Loans and the weighted average life to maturity of any such Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Initial TLB Loans; provided that this clause (iii) shall not apply to any Incremental Term B Facility an amount of up to the greater of (x) 100% of Closing Date EBITDA and (y) an amount equal to Consolidated EBITDA on a pro forma basis for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination (the “Inside Maturity Basket” and any indebtedness permitted thereby, “Inside Maturity Debt”) in the aggregate of Incremental Term Facilities, Refinancing Facilities, Refinancing Debt, Incremental Equivalent Debt or any other indebtedness designated by the Borrower; and

B-5	[Commitment Letter]

(iv) no Incremental Facility shall be secured by any assets or property other than the Collateral and no Incremental Facility shall be guaranteed by entities other than the Guarantors.

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt, which shall not be subject to MFN Protection (other than, subject to the MFN Trigger Amount, Incremental Equivalent Debt that (1) consists of term loans that are pari passu in right of payment and security with the Initial TLB Loans, (2) is incurred in reliance on the Ratio Based Incremental Amount (and not by virtue of reclassification), (3) is a broadly syndicated term loan “b” facility, (4) is incurred prior to the date that is six months after the Closing Date, (5) is scheduled to mature prior to the date that is one year after the maturity date of the Initial TLB Loans, (6) is not incurred in connection with a Permitted Acquisition or other investment and (7) is denominated in US dollars, subject to terms and conditions the same as those set forth in the Precedent Credit Agreement).

Prior to the expiry of the Certain Funds Period, any unused commitments under the TLB Facility or the TLA Facilities (without duplication of any indebtedness to be refinanced with the proceeds of such unused commitments) will be included in the numerators of the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio.

“Consolidated EBITDA” will be defined, including with regard to defined terms used in such definition, in a manner the same as the Existing Credit Agreement, and modified, if necessary, to provide for the add-back of (a) cost savings, operating improvements, operating expense reductions, revenue enhancements and synergies that result or that are expected in good faith to result from the Transactions and other actions taken, committed to be taken or planned to be taken within 24 months after the end of the relevant period (in the case of expected cost savings, operating improvements, operating expense reductions, revenue enhancements and synergies, in each case, reasonably identifiable and factually supportable, and calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account without double counting the amount of actual benefits realized in connection therewith) shall not exceed 30% of Consolidated EBITDA (after giving effect to such add-back and all other add-backs) (which cap, for the avoidance of doubt, will not apply to cost savings, operating improvements, operating expense reductions, revenue enhancements and synergies in respect of the Transactions); provided that amounts added back pursuant to clause (b) of the Existing Credit Agreement shall be uncapped, and (b) adjustments consistent with Regulation S-X or contained in a quality of earnings report in connection with an acquisition or investment made available to the Administrative Agents conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agents (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) (this clause (b), the “QofE Addback”).

B-6	[Commitment Letter]

Refinancing Facilities:	The Facilities Documentation will permit the Borrower to refinance and/or replace loans under the Facilities on a dollar-for-dollar basis (including the payment of interest, premiums, fees and expenses in connection therewith) from time to time, in whole or in part, with (a) one or more new term facilities or one or more new revolving credit facilities (any such new term facilities or new revolving credit facilities, “Refinancing Facilities”) and/or (b) one or more additional series of senior secured or unsecured notes or loans (any such notes or loans, “Refinancing Debt”), in each case, on terms and conditions the same as those set forth in the Precedent Credit Agreement.

Purpose:

The proceeds of (a) borrowings under the TLB Facility and Term Loan A Facility on the Closing Date or (b) any Certain Funds Utilization in connection with the Amber Refinancing, will be used, directly or indirectly, together with any proceeds from borrowings under the Revolving Facility as set forth below and cash on hand, if any, at the Borrower and the Company, to finance or refinance (i) Acquisition Costs (including the Amber Refinancing), general corporate purposes (including buybacks of equity interests and/or restricted payments in an amount not to exceed Balance Sheet Funds (other than such funds that are proceeds of the TLA Cash Bridge)) and/or replace cash on the balance sheet and (ii) the Amber Refinancing and/or replace cash on the balance sheet; provided that, if any Interim Facility B (as defined in the Interim Facilities Agreement) or Interim Facility A (as defined in the Interim Facility Agreement) has been utilized under and pursuant to the Interim Facilities Agreement, amounts borrowed under the TLB Facility or relevant TLA Facilities shall first be applied in refinancing any Interim Loans under the applicable Interim Facility B or Interim Facility A (each as defined in the Interim Facilities Agreement) on a cashless basis.

Letters of credit and proceeds of Revolving Loans may be used by Borrower and its subsidiaries for the purposes set forth in the Precedent Credit Agreement.

Availability:

Each of the TLB Facility and the Term Loan A Facility will be available on and from the date on which the Facilities Documentation is signed until the end of the Certain Funds Period (as defined below) or, in the case of amounts in respect of the Amber Refinancing, until the Target Debt Refinancing Outside Date (each date on which a drawing of the TLB Facility occurs, an “Initial TLB Funding Date” and each date on which a drawing of the Term Loan A Facility occurs, an “Initial TLA Funding Date”); provided that the aggregate amount of drawings in connection with the Acquisition and the Amber Refinancing shall not exceed four (4) drawings.  Amounts borrowed under the TLB Facility and the Term Loan A Facility that are repaid or prepaid may not be reborrowed.

B-7	[Commitment Letter]

The Revolving Facility will be made available on the Closing Date (i) to fund a portion of the Acquisition Costs, (ii) to fund upfront fees and original issue discount imposed pursuant to the flex provisions of the Fee Letter, and (iii) to fund working capital and replace borrowings under the Existing Credit Agreement; provided that the amount available on the Closing Date for clause (i) shall not exceed $75 million in the aggregate. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to Amber or its respective subsidiaries as of the Closing Date. Otherwise, letters of credit and Revolving Loans will be available after the Closing Date on the same terms set forth in the Precedent Credit Agreement.

Letters of Credit:	A portion of the Revolving Facility in an amount to be agreed (but no less than $100 million) will be available to the Borrower for the purpose of issuing letters of credit in U.S. Dollars, AUD, Israeli Shekel, Arab Emirate Dirhan, Indian Rupee, EUR, Sterling, CAD, CHF, JPY and other currencies to be mutually agreed and on terms and conditions the same as those set forth in the Precedent Credit Agreement with such amount being allocated amongst each Initial TLA Lender on a pro rata basis based on such Initial TLA Lender’s commitments for the Revolving Facility (other than such larger amount requested by the Borrower and agreed by such issuing bank; provided that the aggregate letter of credit exposure shall not be exceeded).

Certain Funds Period:

“Certain Funds Period” means the period from (and including) the date of the Facilities Documentation to (and including) 11:59 p.m., New York City time, on the earliest of:

(a)           if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing in accordance with its terms in the Announcement or Scheme Document (other than (a) where such lapse or withdrawal is as a result of the exercise of Borrower’s (or, as applicable, Bidco’s) right to effect a switch from the Scheme to the Offer or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by Borrower (or, as applicable, Bidco) to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement or, as applicable, the relevant Facilities Documentation;

(b)           if the Acquisition is intended to be completed pursuant to an Offer, the date on which the Offer lapses, terminates or is withdrawn in writing in accordance with its terms in the Announcement or Offer Document (other than (a) where such lapse or withdrawal is as a result of the exercise of the Borrower’s (or, as applicable, Bidco’s) right to effect a switch from the Offer to a Scheme or (b) it is otherwise to be followed within twenty (20) business days by an Announcement made by Borrower (or, as applicable, Bidco) to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of the Interim Facilities Agreement or, as applicable, the relevant Facilities Documentation; and

B-8	[Commitment Letter]

(c)        the first business date falling after the Commitment Long Stop Date provided that, if the Interim Closing Date (as defined in the Interim Facilities Agreement) has occurred by then, such date shall automatically be extended to the later of (A) the Commitment Long Stop Date and (B) the date falling 90 days after the Interim Closing Date.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B. Interest in respect of the entire principal amount of the TLB Facility shall begin to accrue on the Initial TLB Funding Date and interest in respect of the entire principal amount of the Term Loan A Facility shall begin to accrue on the Initial TLA Funding Date, in each case, beginning on the Closing Date.

Closing Fees:	As set forth in the Fee Letter.

Default Rate:	On the same terms as set forth in the Precedent Credit Agreement.

Defaulting Lenders	Subject to the Documentation Principles, on the same terms as set forth in the Precedent Credit Agreement.

Final Maturity and Amortization:

(A) TLB Facility

Commencing on the last day of the second full fiscal quarter ended after the Closing Date, the TLB Loans shall be repaid in equal quarterly installments of 1.00% per annum of the original principal amount of the TLB Loans, with the balance payable on the maturity date. The TLB Facility will mature on the date that is seven (7) years after the Closing Date; provided that the Facilities Documentation shall provide the right for individual TLB Lenders to agree to extend the maturity date of the outstanding TLB Loans held by such TLB Lenders upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions the same as those set forth in the Precedent Credit Agreement, but in any event not to be subject to any “most favored nation” pricing or minimum extension condition).

(B)       Term Loan A Facility

The TLA Cash Bridge will mature on the date that is 60 days after the Closing Date and shall not amortize.

The 5-Year TLA will mature on the date that is five (5) years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 5.00% of the original principal amount of the 5-Year TLA, commencing with the second full fiscal quarter after the Closing Date, with the balance payable on the fifth (5th) anniversary of the Closing Date; provided that the Facilities Documentation shall provide the right for individual Term A Lenders to agree to extend the maturity date of the outstanding Term A Loans held by such Term A Lenders upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions the same as those set forth in the Precedent Credit Agreement).

B-9	[Commitment Letter]

(C)       Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five (5) years after the Closing Date; provided that the Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender on terms and conditions the same as those set forth in the Precedent Credit Agreement.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the Facilities (the “Borrower Obligations”) and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Arrangers, the Administrative Agent or any affiliate of a Lender, Arranger or the Administrative Agent (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Guarantees”) by each existing and subsequently acquired or organized (including by division) direct or indirect wholly-owned restricted subsidiary of Borrower organized in the United States other than any Excluded Subsidiaries (as defined in the Precedent Credit Agreement on terms and conditions (and subject to exceptions, limitations and materiality thresholds) that are the same as those set forth in the Precedent Credit Agreement(the “Guarantors”).

Security:	Subject to the Certain Funds Provisions, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) with respect to Borrower and each Guarantor, perfected first-priority security interests in substantially all tangible and intangible personal property of Borrower and each Guarantor (but excluding (v) any intercompany indebtedness owed to any Guarantor to the extent not permitted to be pledged under that certain Indenture, dated as of February 9, 2017, between the Borrower and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 9, 2017 or any other market restriction in any future indenture, (w) any equity interests of any subsidiary of the Borrower to the extent not permitted to be pledged under that certain Indenture, dated as of February 9, 2017, between the Borrower and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 9, 2017 or any other market restriction in any future indenture, (x) the Excluded Property (as defined in the Precedent Credit Agreement), (y) any cash and cash equivalents, deposit accounts, commodities accounts and securities accounts (including securities entitlements and related assets) (but, in each case, not including proceeds of assets otherwise constituting Collateral) and (z) all fee owned, leased or other interests in real property (the “Collateral”) on terms and conditions (including exceptions, grace periods, limitations and materiality thresholds) the same as those set forth in the Precedent Credit Agreement and the Security Agreement (as defined in the Precedent Credit Agreement).

B-10	[Commitment Letter]

Mandatory Prepayments:

Subject to the Documentation Principles, Loans under the TLB Facility and Term Loan A Facility shall be subject to mandatory prepayments on terms and conditions (including with respect to application of such prepayments and any exceptions, limitations and materiality thresholds applicable thereto) the same as those set forth in Section 2.05 of the Precedent Credit Agreement; provided that (a) the excess cash flow sweep will begin with the first full fiscal year after the Closing Date (and will be payable within ten Business Days of delivery of the audit for such fiscal year) and shall be based on the Precedent Credit Agreement with a step-down to 0% at 0.25 to 1.00 inside the Closing Date First Lien Leverage Ratio, and will only be applied to the TLB Facility, and (b) prepayments made pursuant to Section 2.05(b)(ii)(A) of the Precedent Credit Agreement (the “Asset Sale Sweep”) (I) shall be in an amount equal to 50% of the Net Cash Proceeds (as defined in the Existing Credit Agreement) realized or received, and (II) shall be subject to (i) a step-down to 0% if the First Lien Leverage Ratio is equal to or less than 0.50 to 1.00 below the Closing Date First Lien Leverage Ratio, (ii) a step-up to 100% if the First Lien Leverage Ratio is equal to or greater than 0.50 to 1.00 above the Closing Date First Lien Leverage Ratio and (iii) an initial reinvestment period of 180 days prior and 540 days after receipt of the net proceeds (or if committed to be reinvested within such 540-day period, to the extent so reinvested within 180 days after the end of such period), (III) shall give pro forma effect to a prospective payment as if made and may be tested at any time during the reinvestment period, (IV) shall be applied to the Term Loan A Facility or TLB Facility at the direction of the Borrower, and (V) prepayments pursuant to Section 2.05(b)(ii)(A) shall only be required to the extent the net cash proceeds in any fiscal year exceed the greater of (x) 35% of Closing Date EBITDA and (y) 35% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available prior to such date of determination (which amounts shall be carried forward to subsequent fiscal years).

Mandatory prepayments in respect of the Asset Sale Sweep can be directed to the Term Loan A Facility or the TLB Facility, as directed by the Borrower.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the TLB Facility and Term Loan A Facility and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, without premium (other than as provided below) or penalty on terms and conditions (including with respect to application of such prepayments) the same as those set forth in the Precedent Credit Agreement.

All (i) voluntary prepayments of TLB Loans and (ii) mandatory prepayments of TLB Loans with the proceeds of Refinancing Facilities or Refinancing Debt, in the case of each of clauses (i) and (ii), in connection with any Repricing Transaction (as defined in the precedent Credit Agreement) will be accompanied by a premium (expressed as a percentage of the principal amount of such TLB Loans to be prepaid) equal to (a) prior to the six-month anniversary of the Closing Date, 1.00% (the “TLB Call Protection”) and (b) on the six-month anniversary of the Closing Date and thereafter, 0.00%.

B-11	[Commitment Letter]

Documentation Principles:	The definitive documentation for the Facilities (the “Facilities Documentation”) will contain only (a) solely to the extent the Facilities Documentation is executed prior to the Closing Date, those representations, warranties and covenants relating to the conduct of the Offer or Scheme expressly set forth in the Interim Facilities Agreement which shall be applicable only to the parties set forth in the Interim Facilities Agreement and apply solely prior to the Closing Date (other than paragraphs 8(i) and (j) (Acquisition Undertakings) of Part II of Schedule 5 (Major Representations, Undertakings and Events of Default) of the Interim Facilities Agreement, which shall be included in the Facilities Documentation and apply from the Closing Date, whether or not the Facilities Documentation is executed prior to the Closing Date) and (b) those representations, warranties, covenants and events of default expressly set forth in this Term Sheet (including by reference to the Precedent Credit Agreement), which will be the same as and no less favorable to the Borrower than the documentation identified to the Commitment Parties prior to the date of the Original Commitment Letter (the “Precedent Credit Agreement”) (and in any event shall be no less favorable, to the Borrower than the Existing Credit Agreement and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date of the Original Commitment Letter) with changes and modifications that (i) remove provisions providing for a “Permitted Change of Control”, (ii) give due regard to the consummation of the Transactions, (iii) adjust basket sizes commensurate with Consolidated EBITDA on the Closing Date, (iv) take into account (a) any current top-tier market terms for corporate borrowers that are reasonably acceptable to the Borrower and the Commitment Parties and (b) any additional flexibility to reflect any recent transactions (including debt issuances) of Borrower that shall have occurred prior to the Closing Date that are reasonably acceptable to the Borrower and the Commitment Parties, (v) reflect customary operational and agency provisions of the Administrative Agent to be mutually agreed between the Borrower and the Administrative Agent (including, without limitation, customary agent clawback provisions), and in any event will contain customary EU bail-in provisions, lender-side ERISA representations, provisions to be agreed to address the Beneficial Ownership Regulation and inadvertent payment provisions, (vi) reflect changes in law or accounting standards or cure mistakes or defects, (vii) provide that the release of any Guarantor from its guarantee obligations solely as a result of such Guarantor ceasing to be a restricted subsidiary that is a wholly-owned restricted subsidiary shall only be permitted if (x) at the time such Guarantor ceases to be a wholly-owned restricted subsidiary such Guarantor ceased to be a wholly-owned subsidiary as a result of a joint venture or other strategic transaction permitted under the Facilities Documentation that was not entered into for the primary purpose of such transaction was not to evade the guarantee required pursuant to the Facilities Documentation, (y) the transaction by which such Guarantor ceases to be a wholly-owned restricted subsidiary was consummated on an arms’ length basis with an unaffiliated third-party or (z) after giving effect to the transaction, the Guarantor being released from its guarantee obligations is no longer a direct or indirect restricted subsidiary of the Borrower and (viii) reflect the terms of this Term Sheet (as may be modified pursuant to the flex provisions of the Fee Letter) (collectively, the “Documentation Principles”). The Facilities Documentation will be subject in all respects to the Certain Funds Provisions.

Representations and Warranties:	Subject in all respects to the Certain Funds Provisions and the Documentation Principles, to be applicable to Borrower and its restricted subsidiaries, the same as (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) the representations and warranties set forth in Article V of the Precedent Credit Agreement.

B-12	[Commitment Letter]

Conditions to Certain Funds Borrowings:	Subject to the Certain Funds Provisions, the availability of the initial borrowing under the Facilities on the Closing Date and the availability of any Certain Funds Utilization of the Initial TLB Facility and the Term Loan A Facility in connection with the Amber Refinancing will be subject solely to (a) delivery of a customary borrowing notice, (b) the conditions set forth or referred to in clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement (with such conforming changes to the definitions of “Agreement” and “Interim Finance Documents” as necessary to reflect that funding will take place pursuant to the Facilities Documentation and not the Interim Facilities Agreement), and (c) the execution of the Facilities Documentation.

Post-Closing Conditions:	The making of each extension of credit under the Facilities (other than under any Incremental Facility) after the Closing Date (other than any Certain Funds Utilization of the Initial TLB Facility and/or Term Loan A Facility in connection with the Amber Refinancing) shall be conditioned solely upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Subject in all respects to the Documentation Principles, to be applicable to Borrower and its restricted subsidiaries, the same as (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) the affirmative covenants set forth in Article VI of the Precedent Credit Agreement; provided that the Facilities Documentation shall be modified to reflect reporting covenants no less favorable to the Borrower than the covenants set forth in the Existing Credit Agreement; provided, further, that the Facilities Documentation shall be modified to include an affirmative covenant providing for Borrower and its restricted subsidiaries to consummate the Amber Refinancing no later than the Target Debt Refinancing Outside Date.

B-13	[Commitment Letter]

Negative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

a)   the incurrence of debt, with exceptions including the ability to (i) incur indebtedness on the terms set forth in the section entitled “Incremental Facilities”, “Refinancing Facilities” and others to be set forth in the Facilities Documentation, (ii) incur additional indebtedness pursuant to a general basket in amount not to exceed the greater of (x) 75% of Closing Date EBITDA and (y) 75% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination, (iii) assume indebtedness in connection with a Permitted Acquisition or other similar investment not prohibited by the Facilities Documentation so long as (1) such indebtedness was not incurred in contemplation of the relevant acquisition or investment, and (2) if such debt is secured, such liens shall only secure the obligations it secures on the date of such Permitted Acquisition or similar investment and such liens do not extend to any other property of the Borrower and its restricted subsidiaries, (iv) incur Attributable Indebtedness (as defined in the Precedent Credit Agreement) pursuant to a basket in an amount to be mutually agreed, (v) obtain letters of credit in an amount not to exceed $100 million and (vi) incur indebtedness in an unlimited amount, so long as, (A) to the extent such indebtedness is secured by liens on Collateral that are pari passu with the liens securing the Facilities, either (x) the Borrower is in compliance with a First Lien Leverage Ratio on a pro forma basis (but without netting the proceeds of such indebtedness), no greater than the Closing Date First Lien Leverage Ratio or (y) in the case of debt incurred to consummate a Permitted Acquisition or other similar investment not prohibited by the Facilities Documentation, the First Lien Leverage Ratio, on a pro forma basis (but without netting the proceeds of such indebtedness), is no greater than the First Lien Leverage Ratio immediately prior to such Permitted Acquisition or similar investment, (B) to the extent such indebtedness is secured by liens on Collateral that are junior to the liens securing the Facilities, either (x) the Borrower is in compliance with a Secured Leverage Ratio, on a pro forma basis (but without netting the proceeds of such indebtedness), no greater than 0.50 to 1.00 above the Secured Leverage Ratio on the Closing Date or (y) in the case of debt incurred to consummate a Permitted Acquisition or other similar investment not prohibited by the Facilities Documentation, the Secured Leverage Ratio, on a pro forma basis (but without netting the proceeds of such indebtedness), is no greater than the Secured Leverage Ratio immediately prior to such Permitted Acquisition or similar investment or (C) to the extent such indebtedness is unsecured or secured by assets that do not constitute Collateral, either (I) the Borrower is in compliance with a Total Leverage Ratio, on a pro forma basis (but without netting the proceeds of such indebtedness), no greater than 0.50 to 1.00 above the Total Leverage Ratio on the Closing Date or (II) in the case of debt incurred to consummate a Permitted Acquisition or other similar investment not prohibited by the Facilities Documentation, the Total Leverage Ratio, on a pro forma basis (but without netting the proceeds of such indebtedness), is no greater than the Total Leverage Ratio immediately prior to such Permitted Acquisition or similar investment (any such indebtedness incurred pursuant to the foregoing clauses (A), (B) and (C), “Permitted Ratio Debt”); provided that (i) excluding any term loans under customary bridge facilities and any Inside Maturity Debt, any such Permitted Ratio Debt does not mature prior to the date that is 91 days after the maturity date of the Initial TLB Loans, or have a weighted average life less than the weighted average life of the Initial TLB Loans, plus 91 days, (ii) any such Permitted Ratio Debt does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in the applicable Facilities, (iii) the other terms and conditions of such Permitted Ratio Debt (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance, (iv) if such Permitted Ratio Debt is incurred by a non-Guarantor subsidiary, the aggregate amount of such Permitted Ratio Debt at any time outstanding shall not exceed a cap to be set forth in the Facilities Documentation and (v) any Permitted Ratio Debt that is secured by a lien on the Collateral shall be subject to a customary intercreditor agreement with the Administrative Agent; provided further that if any such indebtedness is a term loan that is secured by liens on Collateral that are pari passu with the liens securing the Facilities (excluding any term loans under customary bridge facilities), the MFN Protection (if any) shall apply;

B-14	[Commitment Letter]

b)   liens, with exceptions including the ability to incur additional liens (i) to secure Permitted Ratio Debt that is permitted to be secured and subject to entry into a customary intercreditor agreement to the extent such liens are on Collateral, (ii) pursuant to a general basket in an amount not to exceed the greater of (x) 50% of Closing Date EBITDA and (y) 50% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination and (iii) on the terms set forth under “Incremental Facilities” or “Refinancing Facilities” above;

c)   fundamental changes;

d)    asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the section entitled “Asset Sales” hereof);

e)   investments (which shall be permitted (i) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof, (ii) pursuant to an exception permitting unlimited intercompany investments in restricted subsidiaries subject to a cap to be agreed on investments in non-Loan Parties (which cap shall not apply to (x) intercompany investments made and liabilities incurred in the ordinary course of business in connection with cash management operations of the Borrower or any of its restricted subsidiaries, (y) intercompany loans, advances or indebtedness having a term not exceeding 364 days or (z) investments made in connection with the Transactions), (iii) pursuant to “Permitted Tax Restructurings” consistent with the Precedent Credit Agreement, and (iv) pursuant to a general basket of an amount not to exceed the greater of (x) 75% of Closing Date EBITDA and (y) 75% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination, and acquisitions (which shall be permitted on the terms set forth in the section entitled “Permitted Acquisitions” hereof);

f)    dividends or distributions on, or redemptions of, the Borrower’s equity interests, with exceptions including (i) loans or advances to officers and directors in an amount not to exceed the greater of $50 million and a corresponding percentage of Consolidated EBITDA, (ii) customary permitted tax distributions, (iii) a general basket of an amount not to exceed the greater of (x) 35% of Closing Date EBITDA and (y) 35% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination, (iii) the dividend or distribution of equity interests of, or indebtedness owed to the Borrower or a restricted subsidiary by, an unrestricted subsidiary (or a restricted subsidiary that owns an unrestricted subsidiary so long as such restricted subsidiary owns no assets other than equity interests of an unrestricted subsidiary), in each case, so long as the primary assets of such unrestricted subsidiary are not cash or cash equivalents, (iv) quarterly capital returns in the amount set forth in the Existing Credit Agreement, (v) a basket of an amount not to exceed the amount of Balance Sheet Funds (other than the proceeds of the TLA Cash Bridge), and (vi) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof;

B-15	[Commitment Letter]

g)   prepayments, purchases or redemptions of subordinated indebtedness (the “Specified Indebtedness”), with exceptions including (i) a general basket in an amount not to exceed the greater of (x) 35% of Closing Date EBITDA and (y) 35% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination and (ii) on the terms set forth in the section entitled “General Restricted Payment Incurrence Test” hereof, or amendments of any documentation governing such indebtedness in a manner material and adverse to the Lenders;

h)   clauses restricting distributions from restricted subsidiaries; and

i)    transactions with affiliates.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” including (i) fixed dollar baskets and corresponding growth components based on Consolidated EBITDA of the Borrower and its restricted subsidiaries) to be set forth in the Facilities Documentation, (ii) an available basket amount (the “Available Amount”) (to be defined in the Facilities Documentation but to (x) be based off of 50% of Consolidated Net Income (as defined in the Precedent Credit Agreement), which cannot be less than zero in any period (this clause (x), the “Builder Basket”) and (y) include an initial amount equal to the greater of (1) 40% of Closing Date EBITDA and (2) 40% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination) that may be used for, among other things, indebtedness, investments, restricted payments and the prepayment or redemption of Specified Indebtedness, subject, in the case of restricted payments and/or the prepayment or redemption of Specified Indebtedness in reliance on the Builder Basket, to the absence of any event of default and ability to incur $1.00 of indebtedness under clause (c) of the definition of Permitted Ratio Debt, and (iii) the ability to classify or reclassify any transaction (or portion thereof) in the Borrower’s sole discretion among categories at any time and from time to time in the event that any lien, investment, indebtedness, restricted payment or disposition meets the criteria of one or more of the like categories of transactions then permitted pursuant to the applicable negative covenant under the Facilities Documentation.

Asset Sales:	The Borrower or any restricted subsidiary will be permitted to make non-ordinary course asset sales, subject solely to the following terms and conditions: (i) such asset sales are for fair market value as reasonably determined by the Borrower or the applicable restricted subsidiary in good faith, (ii) the consideration for any such sales in excess of an amount to be set forth in the Facilities Documentation is at least 75% cash consideration (including designated non-cash consideration up to an amount to be set forth in the Facilities Documentation, with a grower component based on percentage of Consolidated EBITDA) and (iii) the proceeds of such asset sales are subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof; provided that the Facilities Documentation will include a general basket with respect to dispositions in an amount equal to $900,000,000, plus an amount per annum equal to the greater of (x) 10% of Closing Date EBITDA and (y) 10% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination (and such general basket will not be subject to any mandatory prepayment requirement).

B-16	[Commitment Letter]

General Restricted Payment Incurrence Test:	The Facilities Documentation shall permit the Borrower and its restricted subsidiaries to make unlimited restricted payments, investments and prepayments of Specified Indebtedness so long as at the time of making such restricted payment, investment or prepayment of Specified Indebtedness (a) no event of default shall have occurred and be continuing and (b)(i) in the case of investments, the Borrower is in compliance on a pro forma basis with the Financial Covenant with respect to the TLA Facilities (as in effect on the Closing Date) and (ii) in the case of restricted payments and prepayments of Specified Indebtedness, the Total Leverage Ratio of the Borrower on a pro forma basis shall be no greater than 0.50 to 1.00 below the Total Leverage Ratio on the Closing Date.

Permitted Acquisitions:	The Borrower or any restricted subsidiary will be permitted to make acquisitions of entities that become restricted subsidiaries or assets that are acquired by the Borrower or a restricted subsidiary (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) except with respect to any Limited Condition Transaction to the extent provided below, there is no default or event of default immediately before and immediately after giving pro forma effect to such acquisition, (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant and (iii) solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent.

Financial Covenant:

Solely with respect to the TLA Facilities:

A maximum Total Leverage Ratio set at 6.00:1.00 for the period beginning on the Closing Date until the date that is 12 months following the Closing Date. From the date that is 12 months following the Closing Date, a maximum Total Leverage Ratio set at 5.75:1.00 stepping down to 5.25:1.00 on the date that is 24 months following the Closing Date; provided that, after 24 months following the Closing Date, the Total Leverage Ratio will increase to 5.75:1.00 for the four fiscal quarters following a Material Acquisition (as defined in the Existing Credit Agreement) (the “Financial Covenant”).

Events of Default:	Subject to the Documentation Principles, the same as the Events of Default (as defined in the Precedent Credit Agreement) set forth in Section 8.01 of the Precedent Credit Agreement (to be applicable to Borrower and its restricted subsidiaries). The “Threshold Amount” (as defined in the Precedent Credit Agreement) shall be equal to $400 million.

Voting:	Subject to the Documentation Principles, the same as, at the option of the Borrower, the Existing Credit Agreement or Precedent Credit Agreement (including, without limitation, as set forth in Section 10.01 of the Precedent Credit Agreement); provided that only the majority TLA Lenders can exercise remedies and/or vote in respect of the Financial Covenant.

B-17	[Commitment Letter]

Cost and Yield Protection:	Subject to the Documentation Principles, the same as the Precedent Credit Agreement.

Assignments and Participations:	Subject to the Documentation Principles, the same as the Precedent Credit Agreement, provided that prior to the expiry of the Certain Funds Period, such provisions shall be consistent with the Interim Facilities Agreement.

Expenses and Indemnification:	Subject to the Documentation Principles, the same as the expense reimbursement and indemnification provisions set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Sections 10.04 and 10.05 of the Precedent Credit Agreement).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arrangers:	Cahill Gordon & Reindel LLP.

B-18	[Commitment Letter]

ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the TLB Facility will be as follows:
At the option of the Borrower, the Benchmark Rate (as defined below) plus 2.00% or ABR plus 1.00%.

The interest rates under the TLA Facilities shall accrue in a manner consistent with the Existing Credit Agreement, except as set forth below (including, without limitation, that the benchmark rate applicable thereto shall be the Benchmark Rate).

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).
Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.
“ABR” is the Alternate Base Rate, which is the highest of (i) the Bank of America prime rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the Benchmark Rate plus 1.00% plus the applicable interest margin.

“Benchmark Rate” means (i) if the Closing Date occurs on or prior to December 31, 2021, LIBOR, (ii) if the Closing Date occurs thereafter, a benchmark rate (which shall be a rate based on SOFR or BSBY, with customary spread adjustments) that is mutually agreed by the Borrower and the Commitment Parties holding a majority in aggregate principal amount of the commitments or loans in respect of the Facilities or (iii) solely with respect to Loans in Sterling, SONIA, on terms consistent with the Interim Facilities Agreement.

The Benchmark Rate will be subject to a floor of 0.00% per annum.

The interest rates under the TLA Facilities will be the same as in the Existing Credit Agreement.

Letter of Credit Fee:	Same as the Existing Credit Agreement.

Annex I to Exhibit B-1

Exhibit C

Project Amber
Agreed Form IFA

[Attached]